CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                                       OF
                              MEDITRUST CORPORATION



         We, the undersigned, being the duly elected President and Secretary of Meditrust Corporation (the "Company"), a corporation organized and existing under the laws of the State of Delaware, do hereby certify:

         FIRST, That at a meeting held on June 12, 1997, the Board of Directors of the Company approved a proposed amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable and authorizing the proposed amendment to be presented to the stockholders of the Company for their consideration at the Special Meeting of Shareholders held on November 5, 1997. The resolution setting forth the proposed amendment is as follows:

         That the Company amend Article Eighth of its Certificate of Incorporation by deleting such Article Eighth in its entirety.

         SECOND, That at the Special Meeting of Shareholders held on November 5, 1997, and pursuant to notice duly given, the holders of a majority of the outstanding shares of the Company's Common Stock voted in favor of the amendment.

         THIRD, That the above-referenced amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, as amended.

         IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been executed on behalf of Meditrust Corporation by its duly authorized officers this 5th day of November, 1997.

                              Meditrust Corporation


                              By  /s/ David F. Benson
                                  -------------------------------
                                  David F. Benson, its President


ATTEST:

/s/ Michael S. Benjamin
---------------------------------
Michael S. Benjamin
Secretary



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